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                                                                  EXHIBIT 99.8
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CONTACTS:                                                         Chuck Bay
                                                                  Pure Atria
                                                                  (408)720-1600


             PURE ATRIA ANNOUNCES PRELIMINARY FIRST QUARTER 1997
                             EARNINGS ESTIMATES

        Sunnyvale, Calif., April 7, 1997 -- Pure Atria (Nasdaq: PASW), which today announced a merger with Rational Software Corporation, announced that it expects to report revenue and earnings that are below analysts' expectations for the quarter ended March 31, 1997.

        Based on current information, Pure Atria estimates that revenue for the first quarter of 1997 will be approximately $30 million. The company expects that earnings per share for the first quarter, excluding a one time charge associated with the acquisition of Integrity QA Software, will be in the range of approximately $0.02 to $0.04 per share.

        Pure Atria expects to report its actual first quarter 1997 results after the close of the financial markets on Thursday, April 17, 1997.

        Pure Atria is the leader in providing best-of-class Software Development Automation (SDA) products that enable Windows, Web and Unix development teams to more efficiently create and deploy high-performing software applications. Pure Atria serves over 4,000 corporate customers with the broadest set of best-of-breed SDA products available on the market. Additional information on the company is available on the Internet at www.pureatria.com.

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NOTE TO INVESTORS: The revenue and earnings expectations in this press release constitute forward looking information, and actual results could differ materially. For a more detailed discussion of the risks and uncertainties related to the Company's business, please refer to the Company's most recent annual report on Form 10-K, for the year ended December 31, 1997, filed with the SEC.